Exhibit 10.2

TRANSACTION BONUS PAYOUT AGREEMENT

[Executives]

This TRANSACTION BONUS PAYOUT AGREEMENT (this “Agreement”) is entered into as of July 31, 2017 by and among Invitae Corporation, a Delaware corporation (“Invitae”), CombiMatrix Corporation, a Delaware corporation (“CombiMatrix”), and Mark McDonough (the “Recipient”). For purposes of this Agreement, the “Invitae Group” refers to Invitae, CombiMatrix and their respective affiliates.

WHEREAS, on December 2, 2015, CombiMatrix adopted the CombiMatrix Transaction Bonus Plan (the “Transaction Bonus Plan”) pursuant to which certain employees of CombiMatrix may receive transaction bonuses on a Qualifying Transaction (as defined in the Transaction Bonus Plan);

WHEREAS, the merger (the “Merger”) of Coronado Merger Sub, Inc., a Delaware corporation (“Merger Sub”), with and into CombiMatrix, with CombiMatrix continuing as the surviving corporation, pursuant to that Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among Invitae, CombiMatrix and Merger Sub, shall constitute a Qualifying Transaction under the Transaction Bonus Plan;

WHEREAS, one or more Recipients concurrently herewith have entered into Independent Contractor Agreements with Invitae to become effective as of the Closing Date (each an “Independent Contractor Agreement”); and

WHEREAS, Invitae and CombiMatrix desire to set forth herein the terms and conditions pursuant to which the Recipient’s right to be paid a transaction bonus as defined in the Transaction Bonus Plan (the “Transaction Bonus”) shall be settled in connection with the Merger.

NOW, THEREFORE, in consideration of the covenants and premises described in this Agreement and other valuable consideration, the sufficiency of which the parties hereby acknowledge, the parties, intending to be legally bound, agree as follows:

1.	Effective Date. This Agreement is effective as of the date on which the closing of the Merger occurs (such date, the “Closing Date”). In the event that the Merger Agreement is terminated in accordance with its terms, this Agreement shall automatically be deemed null and void and of no further force and effect.

2.	Transaction Bonus. Subject to the terms and conditions of this Agreement and the Transaction Bonus Plan as modified herein, Invitae shall grant the Recipient restricted stock units (“RSUs”) with respect to shares of Invitae Common Stock (as defined in the Merger Agreement) on the Closing Date (or as soon as practicable thereafter). The number of shares of Invitae Common Stock subject to such RSUs shall be equal to the dollar amount of the transaction bonus awarded to the Recipient under the Transaction Bonus Plan divided by the Invitae Trailing Average Share Value (as defined in the Merger Agreement). Such RSUs shall (a) be evidenced by, and subject to the terms of, an RSU award agreement in the form attached hereto as Exhibit A (the “RSU Award

Agreement”); (b) be settled in shares of Invitae Common Stock; and (c) vest upon the Closing Date and be settled in three equal monthly installments following the Closing Date in accordance with Section 5(j) of this Agreement, subject to acceleration of settlement upon a Change in Control (as defined in Invitae’s 2015 Stock Incentive Plan); provided, however, that if the Recipient has an Independent Contractor Agreement in effect as of the Closing Date, then the shares shall vest as follows:

(i) On the Closing Date (or as soon thereafter as practical, subject to Section 5(j) of this Agreement), RSUs represented by (x) the dollar amount of the transaction bonus awarded to Recipient under the Transaction Bonus Plan minus $817,834, divided by (y) the Invitae Trailing Average Share Value shall vest and be settled; and

(ii) On the eight-month anniversary of the Closing Date, RSUs represented by $817,834 divided by the Invitae Trailing Average Share Value shall vest and be settled so long as the Recipient has rendered services as required by the Independent Contractor Agreement through the eight-month anniversary of the Closing Date except that, in the event of a Change in Control (as defined in Invitae’s 2015 Stock Incentive Plan) or a termination pursuant to Section 9(a), 9(c) or 9(e) of the Independent Contractor Agreement, all unvested RSUs shall vest immediately and shall be settled within five days of the consummation of the Change in Control or termination of the Independent Contractor Agreement, as applicable.

The grant of RSUs in accordance with this Agreement shall constitute payment of the Transaction Bonus in full settlement of all of the Recipient’s rights under the Transaction Bonus Plan, without regard to whether the Recipient ultimately earns or forfeits all or any portion of the RSUs subject to the grant. To the extent the shares of Invitae Common Stock underlying the RSUs are not covered by a registration statement that is effective before the Closing Date under the Securities Act of 1933, as amended (the “Act”), and if the Recipient has an Independent Contractor Agreement in effect as of the Closing Date, Invitae will use commercially reasonable efforts to file a registration statement on Form S-8 with the Securities and Exchange Commission for such shares within fifteen days after the Closing Date, and if the Recipient does not have an Independent Contractor Agreement in effect as of the Closing Date and Form S-8 is not otherwise available for such registration, Invitae will use commercially reasonable efforts to register the shares for resale as soon as reasonably practicable on a registration statement on Form S-3 or another appropriate form in accordance with the Act.

3.	Conditions to Receipt of Transaction Bonus. The Recipient’s right to receive RSUs is conditioned on the Recipient’s execution of this Agreement and the Recipient’s continued employment with CombiMatrix until immediately prior to the Closing Date.

4.	Tax Withholding. Notwithstanding any provision herein to the contrary, prior to settlement of any RSUs the Recipient shall pay, or make arrangements satisfactory to Invitae to satisfy, all associated tax withholding and payment obligations in accordance with the terms of the RSU Award Agreement.

2

5.	Miscellaneous.

(a)	Entire Agreement; Amendment. This Agreement and the Transaction Bonus Plan embody the entire agreement and understanding of the parties in respect of its subject matter and supersede all prior agreements and understandings between the parties with respect to such subject matter (whether or not written). In the event of a conflict between the provisions of this Agreement and the Transaction Bonus Plan, the provisions of this Agreement shall control and the Transaction Bonus Plan shall be deemed amended with the consent of the Recipient accordingly. This Agreement may be amended or modified only by written agreement signed by the parties.

(b)	No Contract for Continuing Services. This Agreement shall not be construed as creating any contract for continued services between the Invitae Group and the Recipient and nothing herein contained shall give the Recipient the right to be retained as an employee, consultant or director of the Invitae Group.

(c)	No Transfers. The Recipient’s rights in the Transaction Bonus may not be assigned or transferred other than to the Recipient’s heirs by reason of the Recipient’s death.

(d)	Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to any principles of conflict of laws of such state that would require the application of the laws of any other jurisdiction.

(e)	Enforceability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(f)	Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

(g)

Successors; Assignability. This Agreement shall inure to the benefit of and be binding upon the parties, their respective successors, executors, administrators, heirs and permitted assigns; nothing in this Agreement, express or implied, is intended to confer on any person or entity other than the parties and their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. The Recipient may not assign, delegate or

3

otherwise transfer any of the Recipient’s rights or obligations under this Agreement. Invitae or CombiMatrix may transfer or assign, in whole or from time to time in part, to one or more of its affiliates, or to any successor to one or more of its businesses, its rights or obligations under this Agreement without the prior written consent signed by the Recipient.

(h)	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(i)	Section 280G. In the event that the payments and other benefits provided for in this Agreement or otherwise payable to the Recipient (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder (the “Code”), and (ii) would be subject to the excise tax imposed by Section 4999 of the Code, then the Recipient’s payments and benefits under this Agreement or otherwise payable to the Recipient outside of this Agreement shall be either delivered in full (without CombiMatrix or Invitae paying any portion of such excise tax or any other additional amount), or delivered as to 2.99 times of the Recipient’s base amount (within the meaning of Section 280G of the Code) so as to result in no portion of such payments and benefits being subject to such excise tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and such excise tax, results in the receipt by the Recipient on an after-tax basis of the greatest amount of payments and benefits.

(j)	Section 409A. This Agreement is intended to comply with Section 409A of the Code (“Section 409A”) or an exemption therefrom and shall be interpreted, construed and administered in accordance with Section 409A or such exemption. To the extent that any amounts payable hereunder are determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A, such amounts shall be subject to such additional rules and requirements in order to comply with Section 409A and the settlement of any such amounts may not be accelerated or delayed except to the extent permitted by Section 409A. All vested payments shall be paid or settled by March 15 of the subsequent year and provided further that the Recipient shall have no discretion to designate the timing of such payments or settlements for purposes of Treasury Regulation Section 1.409A-3(b). The Invitae Group makes no representation or warranty and shall have no liability to the Recipient or any other person if any payments under any provisions of this Agreement are determined to constitute deferred compensation under Section 409A that are subject to the 20% tax under Section 409A.

(k)	Cooperation. The parties shall cooperate reasonably with each other, at the request of any party, to modify the arrangements contemplated by this Agreement so long as any such modified arrangements do not leave any party in a worse position (in such party’s sole discretion).

[Signature page follows]

4

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

COMBIMATRIX CORPORATION

By	/s/ Scott Burell
Name: Scott Burell
Title: CFO, Secretary, President

INVITAE CORPORATION

By	/s/ Lee Bendekgey
Name: Lee Bendekgey
Title: Chief Operating Officer

RECIPIENT

/s/ Mark McDonough
Name: Mark McDonough

Attachment: Exhibit A – Form of RSU Award Agreement

[Signature Page to Executive Officer Transaction Bonus Payout Agreement]

EXHIBIT A

INVITAE CORPORATION

NOTICE OF RESTRICTED STOCK UNIT AWARD

You have been granted the following Restricted Stock Units representing shares of common stock (“Shares”) of Invitae Corporation (the “Company”).

Name of Recipient:	[NAME]

Total Number of Restricted Stock Units Granted:	[SHARES GRANTED]

Grant Date:	[EFFECTIVE DATE]

Vesting Commencement Date:	[EFFECTIVE DATE]

Vesting Schedule:	Vesting of this award (this “Award”) shall occur pursuant to the vesting schedule set forth in Section 2 of that certain Transaction Bonus Payout Agreement dated [ ], 2017, entered into between the Company and the Recipient (the “Transaction Bonus Payout Agreement”), a copy of which is attached hereto.

By your signature and the signature of the Company’s representative below, you and the Company agree that this Restricted Stock Unit Award is granted under and governed by the term and conditions of the attached Restricted Stock Unit Agreement (the “Agreement”) and Transaction Bonus Payout Agreement which are made a part of this document.

By signing this document you further agree that the Company may deliver by e-mail all documents relating to this Award (including without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a website, it will notify you by e-mail.

Recipient	INVITAE CORPORATION

By:
Name:
Name:

Title:

INVITAE CORPORATION

NOTICE OF RESTRICTED STOCK UNIT AWARD

INVITAE CORPORATION

RESTRICTED STOCK UNIT AGREEMENT

Payment for Restricted Stock Units	No cash payment is required for the Restricted Stock Units you receive. You are receiving the Restricted Stock Units pursuant to the Transaction Bonus Payout Agreement in consideration for services rendered by you.

Vesting	The Restricted Stock Units that you are receiving may vest in one or more installments as shown in the Notice of Restricted Stock Unit Award and the Transaction Bonus Payout Agreement referenced therein.

Nature of Restricted Stock Units	Your Restricted Stock Units are mere bookkeeping entries. They represent only the Company’s unfunded and unsecured promise to issue Shares on a future date. As a holder of Restricted Stock Units, you have no rights other than the rights of a general creditor of the Company.

No Voting Rights or Dividends	Your Restricted Stock Units carry neither voting rights nor rights to dividends. You, or your estate or heirs, have no rights as a stockholder of the Company unless and until your Restricted Stock Units are settled by issuing Shares. No adjustments will be made for dividends or other rights if the applicable record date occurs before your Shares are issued.

Restricted Stock Units Nontransferable	You may not sell, transfer, assign, pledge or otherwise dispose of any Restricted Stock Units. For instance, you may not use your Restricted Stock Units as security for a loan. If you attempt to do any of these things, your Restricted Stock Units will immediately become invalid.

Settlement of Restricted Stock Units

Each of your vested Restricted Stock Units will be settled as provided in the Transaction Bonus Payout Agreement; provided, however, that if a settlement date does not fall on a permissible trading day for the Shares, settlement shall be deferred to the first permissible trading day for the Shares, but in no event later than December 31 of the calendar year in which the Restricted Stock Units are no longer subject to a substantial risk of forfeiture for purposes of Section 409A (as defined below).

For purposes of this Agreement, “permissible trading day” means a day that satisfies all of the following requirements: (a) the exchange on which the Shares are traded is open for trading on that day; (b) you are permitted to sell Shares on that day without incurring

INVITAE CORPORATION

RESTRICTED STOCK UNIT AGREEMENT

liability under Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (c) either (i) you are not in possession of material non-public information that would make it illegal for you to sell Shares on that day under Rule 10b-5 under the Exchange Act or (ii) Rule 10b5-1 under the Exchange Act would apply to the sale; (d) you are permitted to sell Shares on that day under such written insider trading policy as may have been adopted by the Company; and (e) you are not prohibited from selling Shares on that day by a written agreement between you and the Company or a third party.

At the time of settlement, you will receive one Share for each vested Restricted Stock Unit; provided, however, that no fractional Shares will be issued or delivered pursuant to this Agreement, and the Company will determine whether cash will be paid in lieu of any fractional Share or whether such fractional Share and any rights thereto will be canceled, terminated or otherwise eliminated.

In addition, Shares shall not be issued under this Agreement unless the issuance and delivery of such Shares complies with (or is exempt from) all applicable requirements of law, including (without limitation) the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations and the regulations of any stock exchange on which the Company’s securities may then be listed, and the Company has obtained the approval or favorable ruling from any governmental agency which the Company determines is necessary or advisable. The Company shall not be liable to you or other persons as to (a) the non-issuance or sale of Shares as to which the Company has not obtained from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares under this Agreement, and (b) any tax consequences expected, but not realized, by you or other person due to the receipt, vesting or settlement of this Award.

Withholding Taxes and Stock Withholding	Regardless of any action the Company and/or the subsidiary or affiliate employing you or for which you are providing consulting services to takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or its subsidiary or affiliate (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Award, including the settlement of the Restricted Stock Units, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends; and (2) does not commit to structure the terms of this Award or any aspect of the Restricted Stock Units to reduce or eliminate your liability for Tax-Related Items.

INVITAE CORPORATION

RESTRICTED STOCK UNIT AGREEMENT

Prior to the settlement of your Restricted Stock Units, you shall pay or make adequate arrangements satisfactory to the Company and/or the subsidiary or affiliate to satisfy all withholding and payment on account obligations of the Company and/or the subsidiary or affiliate. In this regard, if such withholding is legally required, you authorize the Company and/or the subsidiary or affiliate to withhold any applicable Tax-Related Items legally payable by you from your wages or other cash compensation paid to you by the Company and/or the subsidiary or affiliate. With the Company’s consent, these arrangements may also include, if permissible under local law, (a) withholding Shares that otherwise would be issued to you when your Restricted Stock Units are settled, provided that the Company only withholds the amount of Shares necessary to satisfy the minimum statutory withholding amount, (b) having the Company withhold taxes from the proceeds of the sale of the Shares, either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization), or (c) any other arrangement approved by the Company. The fair market value of these Shares, determined as of the effective date when taxes otherwise would have been withheld in cash, will be applied as a credit against the withholding taxes. Finally, you shall pay to the Company or the subsidiary or affiliate any amount of Tax-Related Items that the Company or the subsidiary or affiliate may be required to withhold as a result of your acquisition of Shares that cannot be satisfied by the means previously described. The Company may refuse to deliver the Shares if you fail to comply with your obligations in connection with the Tax-Related Items as described in this section, and your rights to the Shares shall be forfeited if you do not comply with such obligations on or before December 31 of the calendar year in which the applicable settlement date for the Restricted Stock Units occurs.

No Retention Rights	Neither your Award nor this Agreement gives you the right to be employed or retained by the Company or any subsidiary or affiliate of the Company to provide services in any capacity. The Company and its subsidiaries and affiliates reserve the right to terminate your employment or service at any time, with or without cause.

Adjustments; Merger and Reorganization	The number of Restricted Stock Units covered by this Award shall be subject to adjustment in the event of a stock split, a stock dividend or a similar change in Company Shares. The restrictions described above will apply to all new, substitute or additional Restricted Stock Units or securities to which you are entitled by reason of this Award.

INVITAE CORPORATION

RESTRICTED STOCK UNIT AGREEMENT

In the event that the Company is a party to a merger or other reorganization, this Award shall, subject to the terms of the Transaction Bonus Payout Agreement, be subject to the agreement of merger or reorganization.

Successors and Assigns	Except as otherwise provided in this Agreement, every term of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, transferees and assigns.

Notice	Any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon the earliest of personal delivery, receipt or the third full day following mailing with postage and fees prepaid, addressed to the other party hereto at the address last known in the Company’s records or at such other address as such party may designate by ten (10) days’ advance written notice to the other party hereto.

Section 409A of the Code	To the extent this Agreement is subject to and not exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder (“Section 409A”), this Agreement is intended to comply with Section 409A, and its provisions shall be interpreted in a manner consistent with such intent. You acknowledge and agree that changes may be made to this Agreement to avoid adverse tax consequences to you under Section 409A.

Applicable Law and Choice of Venue	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to their choice-of-law provisions). For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Award or the Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.

Miscellaneous	You understand and acknowledge that (i) the grant of your Award does not in any way create any contractual or other right to receive additional grants of awards (or benefits in lieu of awards) at any time or in any amount and (ii) all determinations with respect to any additional grants, including (without limitation) the times when awards will be granted, the number of Shares subject to the awards, and the vesting schedule, will be at the sole discretion of the Company.

INVITAE CORPORATION

RESTRICTED STOCK UNIT AGREEMENT

The attached Notice, this Agreement and the Transaction Bonus Payout Agreement constitute the entire understanding between you and the Company regarding this Award. Any prior agreements, commitments or negotiations concerning this Award are superseded. This Agreement may be amended only by another written agreement, signed by you and the Company.

Except as otherwise provided in the Transaction Bonus Payout Agreement, the value of this Award shall be an extraordinary item of compensation outside the scope of your employment or consulting contract, if any, and shall not be considered a part of your normal or expected compensation for purposes of calculating severance, resignation, redundancy or end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

You hereby authorize the Company or any subsidiary or affiliate to disclose among and between themselves any information regarding your employment or consulting services and the nature and amount of your compensation, as the Company deems necessary or appropriate.

You consent to the collection, use and transfer of your personal data as described in this subsection. You understand and acknowledge that the Company and the Company’s other Subsidiaries and affiliates hold certain personal information regarding you, including (without limitation) your name, home address, telephone number, date of birth, social insurance number of other government identification number, salary, nationality, job title, any Shares or directorships held in the Company and details of all awards or any other entitlements to Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor (the “Data”). You further understand and acknowledge that the Company, its Subsidiaries and/or its affiliates will transfer Data among themselves as necessary and that the Company and/or any subsidiary may each further transfer Data to any third party assisting the Company. You understand and acknowledge that the recipients of Data may be located in the United States or elsewhere, and that the laws of a recipient’s country of operation (e.g., the United States) may not have equivalent privacy protections as local laws where you reside or work. You authorize such recipients to receive, possess, use,

INVITAE CORPORATION

RESTRICTED STOCK UNIT AGREEMENT

retain and transfer Data, in electronic or other form, including a transfer to any broker or other third party with whom you elect to deposit Shares of such Data. You may, at any time, view the Data, require any necessary modifications of Data, make inquiries about the treatment of Data or withdraw the consents set forth in this subsection by contacting the Human Resources Department of the Company in writing.

BY SIGNING THE ATTACHED NOTICE, YOU AGREE TO ALL OF THE TERMS

AND CONDITIONS DESCRIBED ABOVE.

INVITAE CORPORATION

RESTRICTED STOCK UNIT AGREEMENT